ACRO Inc.

(formerly Medina International Corp.)
18 Halevna Street
Timrat, Israel 23840
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Exhibit 99.1

APPOINTMENT OF DR. RICHARD A. LERNER TO ADVISORY BOARD

June 5, 2006 – ACRO Inc. (OTCBB – ACRI) (“Acro” or “the Company”), announces today the appointment of Dr. Richard A. Lerner to its advisory board.

Dr. Lerner is an American research chemist and is currently President and Chief Executive Officer of The Scripps Research Institute (TSRI) in La Jolla, California. In 1982 he was appointed Chairman of the Department of Molecular Biology of TSRI, then five years later assumed the directorship. In 1991, when the TSRI was established as a nonprofit entity, Dr. Lerner became its first president.

Dr. Lerner is best known for his work on converting antibodies into enzymes, providing a method of catalyzing chemical reactions thought impossible using classical techniques.

In addition to his research into catalytic antibodies, Dr. Lerner has led extensive studies into protein structure, characterized a novel lipid hormone that induces sleep, and provided the first evidence of a role for ozone in human disease.

In addition to his role as President of TSRI, Dr. Lerner is the Lita Annenberg Hazen Professor of Immunochemistry and Cecil H. and Ida M. Green Chair in Chemistry. He was the recipient of, among other prizes and awards, the Parke Davis Award in 1978, the San Marino Prize in 1990, the Wolf Prize in Chemistry for 1994 (with Peter Schultz), the California Scientist of the Year Award in 1996, the University of California Presidential Medal in 2002, and the Paul Ehrlich-and Ludwig Darmstaedter Prize in 2003. He has also been elected to the Royal Swedish Academy of Sciences and the United States National Academy of Sciences. Dr. Lerner has numerous books and publications to his credit.

Under Dr. Lerner's leadership, The Scripps Research Institute has grown three-fold in terms of laboratory space and more than quadrupled it's staff levels, making it among the largest nonprofit biomedical research organizations in the world. He also oversaw the establishment of a sister research campus, called Scripps Florida, in Palm Beach County.

About ACRO Inc.

ACRO is developing and testing a prototype of its first product called the Peroxide Explosives Tester or PET. PET is a small pen like probe, included in a mobile kit for determining the presence of peroxide-based explosives using three chemical solutions and relies on direct contact with the suspicious substance. PET is being designed for rapid, on-site detection of peroxide-based explosives and its main advantages are high sensitivity, high selectivity, fast response, simple operation, small size and cost effectiveness. It is anticipate that PET may be launched in 2006.

For more information, please contact:	Yami Tarsi
Phone: 011 972-8-9262392 Fax: 011 972-8-9710064

Legal Notice Regarding Forward Looking Statements

This press release contains statements, which may constitute “forward-looking statements”. Those statements include statements regarding the intent, belief or current expectations of Medina International Corp., and members of our management as well as the assumptions on which such statements are based. Forward-looking statements in this release include statements that include that we are developing and testing a prototype of our first product called the PET; that PET will be designed for rapid, on-site detection of peroxide-based explosives and its main advantages are high sensitivity, high selectivity, fast response, simple operation, small size and cost effectiveness; and that PET may be launched in 2006.

Factors which may significantly change or prevent our forward looking statements from fruition include that we may be unsuccessful in developing any products; that our technology may not be validated as we progress further and our methods may not be accepted by the scientific community; that unforeseen scientific difficulties develop with our process; that our patents are not sufficient to protect essential aspects of our technology; that competitors may invent better technology; that our products may not work as well as hoped; and that we may not be able raise funds for development or working capital when we require it. As well, our products may never develop into useful products and even if they do, they may not be approved for sale to the public. For further risk factors see the Company’s recent 8-K filed with the SEC describing the acquisition of our technology .